ABX Air Responds to ASTAR's Letter Dated July 16, 2007

WILMINGTON, Ohio - July 17, 2007 - The ABX Air (NASDAQ:ABXA) Board of Directors, consistent with its fiduciary duties and commitment to enhancing value for shareholders, has been conducting an evaluation of the indication of interest previously proposed by ASTAR on June 26, 2007.   With the consultation of the Company's legal and financial advisors, the Board and management have conducted several meetings and conference calls to discuss ASTAR's indication of interest. The Board and its advisors are scheduled to meet again on Friday, July 20, 2007, and expect to have a response to ASTAR's indication of interest by next week.

Goldman, Sachs & Co. is acting as financial advisor to the Company. Sullivan & Cromwell is serving as legal counsel.

The Company responded to ASTAR with the following reply:

John H. Dasburg

Chairman, Chief Executive Officer and President

ASTAR Air Cargo Holdings, LLC

2 South Biscayne Blvd. Suite 3663

Miami, Florida 33131

Dear John,

I am responding on behalf of the ABX Air Board of Directors to your July 16 letter.

ABX Air's Board of Directors has engaged financial and legal advisors to assist in its careful evaluation of ASTAR's $7.75 per share indication of interest. These advisors are scheduled to meet with ABX Air's Board of Directors this Friday, July 20, and I expect that ABX Air will have a response to ASTAR's indication of interest by next week.

Very truly yours,

ABX Air, Inc.

Joseph C. Hete

President and Chief Executive Officer

Contact:

ABX Air, Inc.
Quint Turner
937-382-5591

OR

Sard Verbinnen & Co
Brad Wilks/Erin Shaw
312-895-4700

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